EXHIBIT (5)

                      [CUMMINGS & LOCKWOOD LETTERHEAD]




                             December 7, 1995




 Air Express International Corporation
 120 Tokeneke Road
 Darien, CT  06820

          Re:  979,887 Shares of Common Stock, par value $.01 per
               share, of Air Express International Corporation
               --------------------------------------------------

 Ladies and Gentlemen:


          We are counsel to Air Express International Corporation, a Delaware corporation (the "COMPANY"), and have represented the Company with respect to the Registration Statement on Form S-3 initially filed by the Company with the Securities and Exchange Commission (the "COMMISSION") on September 28, 1995 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and Amendment No. 1 thereto to be filed by the Company with the Commission on December 7, 1995 (as so amended, the "REGISTRATION STATEMENT") relating to the registration of 979,887 issued and outstanding shares of the Company's Common Stock, par value $.01 per share (the "SHARES"), to be offered for sale and sold by and for the account of existing shareholders of the Company.


     In rendering this opinion, we have relied upon (i) a copy of the Registration Statement; (ii) an executed copy of the Agreement and Plan of Merger dated May 3, 1995, among the Company, AEIC Acquisition Corporation, a Delaware corporation ("AEIC"), Radix Ventures, Inc., a Delaware corporation ("RADIX"), and the certain representative stockholders of Radix (the "MERGER AGREEMENT"), and a certified copy of the Certificate of Merger filed by the Delaware Secretary of State on June 8, 1995, merging AEIC with and into Radix (the "CERTIFICATE OF MERGER"), pursuant to which documents the Shares were originally issued by the Company; and (iii) a certificate from Chemical Mellon Shareholder Services, L.L.C., the stock transfer agent for the Company, certifying that certificates representing the Shares have been duly executed, countersigned and registered pursuant to the terms of the Merger Agreement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination. We have also assumed the valid authorization, execution and delivery of the Merger Agreement by each party other than the Company and the due organization, valid existence and good standing of each such party.

          Based upon and subject to the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement will, when sold, be legally issued, fully paid and non-assessable.

          We express no opinion as to the application of the securities or blue sky laws of the various states to the sale of the Shares.

          This opinion is limited to the laws of the State of Connecticut, the Delaware General Corporation Law and the laws of the United States of America to the extent applicable.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm that are included in or made a part of the Registration Statement.

                              Sincerely,

                              /s/ CUMMINGS & LOCKWOOD

                              CUMMINGS & LOCKWOOD